 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-279434
PROSPECTUS SUPPLEMENT
To Prospectus dated May 15, 2024
Atlas Energy Solutions Inc.
11,500,000 Shares of
Common Stock

We are offering 11,500,000 shares of our common stock, par value $0.01 per share (our “common stock”).
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AESI.” On January 29, 2025, the last reported sale price of our common stock on the NYSE was $25.02 per share.
On January 27, 2025, we entered into a stock purchase agreement with Moser Holdings, LLC, a Delaware limited liability company (“Moser”), to acquire 100% of the authorized, issued and outstanding equity ownership interests in Moser Acquisition, Inc., a Delaware corporation and a provider of distributed energy solutions (“Moser AcquisitionCo”), for consideration consisting of (i) $180,000,000 in cash and (ii) approximately 1.7 million shares of our common stock (the “Moser Acquisition,” and such agreement the “Moser Purchase Agreement”), on the terms and subject to the conditions and adjustments set forth in the Moser Purchase Agreement, and the Moser Purchase Agreement allows us to exercise the Cash Option (as defined below). If the Cash Option is exercised, no Stock Consideration (as defined below) will be issued and the purchase price will be adjusted as provided in the Moser Purchase Agreement. Following the Closing (as defined below), if the Cash Option has not been exercised, all or any portion of the Stock Consideration will be subject to a Redemption (as defined below). We expect to fund the cash portion of the purchase price for the Moser Acquisition with cash on hand, borrowings under our DDT Loan (as defined below) and the remainder of the net proceeds of this offering, if any, after the application of such proceeds as described in “Use of Proceeds.” This offering is not contingent on the consummation of the Moser Acquisition, and the Moser Acquisition is not conditioned on the consummation of this offering, which is expected to occur prior to the consummation of the Moser Acquisition.
Investing in our common stock involves risks. See “Risk Factors” on page S-11 of this prospectus supplement, page 8 of the accompanying base prospectus dated May 15, 2024 and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.
	Per Share	Total
Price to Public	$23.000	$264,500,000
Underwriting Discount(1)	$0.922	$10,603,000
Proceeds to Atlas Energy Solutions Inc. (before expenses)	$22.078	$253,897,000

(1)
The underwriting discount is reduced in connection with proceeds from any sales of the shares to our Executive Chairman, an existing stockholder, including entities affiliated with such person. See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

Ben M. “Bud” Brigham, the Company’s Executive Chairman, and entities associated with Mr. Brigham, have agreed to purchase an aggregate 217,391 shares of common stock in the offering. The underwriters will receive a reduced underwriting discount on any shares purchased by these persons or entities compared with any other shares sold to the public in this offering.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters may also purchase up to an additional aggregate 1,725,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. For additional information regarding underwriting compensation, see “Underwriting (Conflicts of Interest).”
The underwriters expect to deliver the shares of common stock on or about February 3, 2025.

Goldman Sachs & Co. LLC	Piper Sandler
Johnson Rice & Company	Barclays	BofA Securities
Raymond James	Capital One Securities	Pickering Energy Partners	TPH&Co
Stephens Inc.	The Benchmark Company	Drexel Hamilton
Prospectus Supplement dated January 30, 2025

PROSPECTUS SUPPLEMENT
PROSPECTUS DATED MAY 15, 2024

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ABOUT THIS PROSPECTUS SUPPLEMENT
Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our,” “Atlas” and the “Company” refer to Atlas Energy Solutions Inc. and its consolidated subsidiaries, and not to Moser and its subsidiaries, unless context suggests otherwise.
This prospectus supplement and the accompanying base prospectus form part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus dated May 15, 2024, which forms a part of a registration statement on Form S-3 (File No. 333-279434) (the “base prospectus”), and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which, among other things, gives more general information, some of which may not apply to this offering.
Neither we nor the underwriters (or any of our or their affiliates) have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any related free writing prospectus filed by us with the SEC. Neither we nor the underwriters (or any of our or their affiliates) take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters (or any of our or their affiliates) are making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any related free writing prospectus prepared by us is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus supplement and the accompanying base prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to our registration statement on Form S-3, including its exhibits, of which this prospectus supplement and the accompanying base prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying base prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

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BASIS OF PRESENTATION
Recent Transactions
Moser Acquisition
As discussed further under “Summary — Recent Developments — Moser Acquisition,” on January 27, 2025, we entered into the Moser Purchase Agreement to acquire 100% of the authorized, issued and outstanding equity ownership interests in Moser AcquisitionCo for consideration consisting of (i) $180,000,000 in cash and (ii) approximately 1.7 million shares of our common stock, on the terms and subject to the conditions and adjustments set forth in the Moser Purchase Agreement, and the Moser Purchase Agreement allows us to exercise the Cash Option. If the Cash Option is exercised, no Stock Consideration will be issued and the purchase price will be adjusted as provided in the Moser Purchase Agreement. Following the Closing, if the Cash Option has not been exercised, all or any portion of the Stock Consideration will be subject to a Redemption. We expect to fund the cash portion of the purchase price for the Moser Acquisition with cash on hand, borrowings under our DDT Loan and the remainder of the net proceeds of this offering, if any, after the application of such proceeds as described in “Use of Proceeds.”
The Moser Acquisition is expected to close in the first quarter of 2025, subject to customary closing conditions.
Hi-Crush Acquisition
On March 5, 2024, we completed the acquisition of the Permian Basin proppant production and logistics businesses and operations of Hi-Crush Inc., a Delaware corporation (“Hi-Crush”), in exchange for mixed consideration totaling $456.1 million (the “Hi-Crush Transaction”).
Pro Forma Presentation
This prospectus supplement includes and incorporates by reference certain “pro forma” financial and operating data. As used herein and unless expressly provided otherwise, the term “pro forma” when used with respect to any financial and operating data refers to the historical data of the Company, as adjusted as described herein. Specifically, as applicable based on the periods presented and as more fully discussed in the succeeding paragraph, the pro forma financial and operating data includes adjustments relating to the Hi-Crush Transaction. For the avoidance of doubt, such pro forma financial and operating data does not include adjustments related to the Moser Acquisition.
Pro forma financial data for the year ended December 31, 2023 gives effect to the Hi-Crush Transaction as if it had been consummated on January 1, 2023. Pro forma financial data contains certain reclassification adjustments to conform the respective historical Atlas and Hi-Crush financial statement presentation to the Company’s financial statement presentation.
In each case, the pro forma data is presented for illustrative purposes only and should not be relied upon as an indication of the financial condition or the operating results that would have been achieved if the Hi-Crush Transaction had taken place on the specified dates. In addition, future results may vary significantly from the results reflected in such pro forma data and should not be relied on as an indication of future results. See our unaudited pro forma condensed combined financial statements and the related notes thereto incorporated by reference herein for additional information.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at https://www.sec.gov. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at https://atlas.energy. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those

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reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. Information contained on, or that is or becomes accessible through, our website does not constitute a part of this prospectus supplement. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.
We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the common stock offered hereby. This prospectus supplement and the accompanying base prospectus are each a part of that registration statement, but do not contain all of the information in that registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and the securities covered by this prospectus supplement, you should refer to the registration statement and its exhibits. Certain information is also incorporated by reference in this prospectus supplement, as described under “Incorporation of Certain Documents by Reference.”

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of this prospectus supplement, and you should review that information in order to understand the nature of any investment by you in our securities. Information that we later file with the SEC will automatically update information previously filed with the SEC and information in this prospectus supplement. Therefore, before you decide to invest in our common stock, you should check for documents that may have been filed with the SEC after the date of this prospectus supplement. We are incorporating by reference the documents listed below; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules unless specifically referenced below.
•
Our Annual Report on Form 10-K for the year ended December 31, 2023 (our “Annual Report”);

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 (together, our “Quarterly Reports”);

•
Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 14, 2024, February 27, 2024, March 5, 2024, March 5, 2024, April 18, 2024, May 6, 2024, May 8, 2024, May 10, 2024, August 6, 2024, August 26, 2024, October 28, 2024, January 27, 2025 and January 27, 2025; and

•
The information from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 29, 2024, specifically incorporated by reference into our Annual Report.

•
The description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 4.2 to our Annual Report, and any amendment or any report subsequently filed for the purpose of updating such descriptions.

•
All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date of this prospectus supplement (excluding, in each case, any information deemed furnished rather than filed), shall be deemed to be incorporated by reference in this prospectus supplement until all of the shares of common stock offered hereby have been sold or the offering is otherwise terminated.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement. If you would like a copy of any of these documents, at no cost, please write or call us at:
Atlas Energy Solutions Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512) 220-1200
Attn: General Counsel and Secretary
Except as described above, no other information is incorporated by reference in this prospectus supplement (including, without limitation, information on our website).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying base prospectus and the documents and information incorporated by reference herein and therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts contained in this prospectus supplement, the accompanying base prospectus, information incorporated by reference herein or therein regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus supplement, the accompanying base prospectus and the documents and information incorporated by reference herein and therein, “may,” “forecast,” “continue,” “could,” “would,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this prospectus supplement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:
•
risks related to the Moser Acquisition, including the risk that we may fail to complete the Moser Acquisition on the terms and timing currently contemplated or at all, and/or to realize the expected benefits of the Moser Acquisition;

•
risks related to the ultimate source of debt financing, if any, for the Moser Acquisition, including the interest rate applicable to the debt incurred in connection therewith;

•
our integration of acquisitions, including the Moser Acquisition, and future performance of Atlas;

•
business disruptions or loss of key employees in connection with the Moser Acquisition;

•
credit markets and our ability to finance the Moser Acquisition;

•
our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;

•
the ultimate impact of the fire that occurred at one of our Kermit, Texas production facilities in April 2024 on our future performance;

•
higher than expected costs to operate our proppant production and processing facilities and the Dune Express;

•
the amount of proppant we are able to produce, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

•
the volume of proppant we are able to sell and our ability to enter into supply contracts for our proppant on acceptable terms;

•
the prices we are able to charge, and the margins we are able to realize, from our proppant sales;

•
the demand for and price of proppant, particularly in the Permian Basin;

•
the success of our electric dredging transition efforts;

•
fluctuations in the demand for certain grades of proppant;

•
the domestic and foreign supply of and demand for oil and natural gas;

•
the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries and other oil producing nations (together, “OPEC+”) with respect to production levels or other matters related to the prices of oil and natural gas;

•
changes in the price and availability of natural gas, diesel fuel or electricity that we use as fuel sources for our proppant production facilities and related equipment;

•
the availability of capital and our liquidity;

S-vi

•
the level of competition from other companies;

•
pending legal or environmental matters;

•
changes in laws and regulations (or the interpretation thereof) or increased public scrutiny related to the proppant production and oil and natural gas industries, silica dust exposure or the environment;

•
facility shutdowns in response to environmental regulatory actions;

•
technical difficulties or failures;

•
liability or operational disruptions due to pit-wall or pond failure, environmental hazards, fires, explosions, chemical mishandling or other industrial accidents;

•
unanticipated ground, grade or water conditions;

•
inability to obtain government approvals or acquire or maintain necessary permits or mining, access or water rights;

•
changes in the price and availability of transportation services;

•
inability of our customers to take delivery;

•
difficulty collecting on accounts receivable;

•
the level of completion activity in the oil and natural gas industry;

•
inability to obtain necessary production equipment or replacement parts;

•
the amount of water available for processing;

•
any planned or future expansion projects or capital expenditures;

•
our ability to finance equipment, working capital and capital expenditures;

•
inability to successfully grow organically, including through future land acquisitions;

•
inaccuracies in estimates of volumes and qualities of our frac sand reserves;

•
failure to meet our minimum delivery requirements under our supply agreements;

•
material nonpayment or nonperformance by any of our significant customers;

•
development of either effective alternative proppants or new processes that replace hydraulic fracturing;

•
our ability to borrow funds and access the capital markets;

•
our ability to comply with covenants contained in our debt instruments;

•
the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies;

•
changes in global political or economic conditions, including sustained inflation as well as financial market instability or disruptions to the banking system due to bank failures, both generally and in the markets we serve;

•
the impact of geopolitical developments and tensions, war and uncertainty in oil-producing countries (including the invasion of Ukraine by Russia, the Israel-Hamas war, continued instability in the Middle East, including from the Houthi rebels in Yemen, and any related political or economic responses and counter-responses or otherwise by various global actors or the general effect on the global economy);

•
health epidemics, such as the COVID-19 pandemic, natural disasters or inclement or hazardous weather conditions, including but not limited to cold weather, droughts, flooding, tornadoes and the physical impacts of climate change;

•
physical, electronic and cybersecurity breaches;

•
the effects of litigation; and

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•
plans, objectives, expectations and intentions contained in this prospectus supplement, the accompanying base prospectus, and information incorporated by reference herein or therein that are not historical.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. You are cautioned not to place undue reliance on any forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, including, but are not limited to, the risks discussed herein under the heading “Risk Factors” in this prospectus supplement and the accompanying base prospectus supplement, in Part I, Item 1A. “Risk Factors” of our Annual Report, as filed with the SEC, in Exhibit 99.3 to our Current Report on Form 8-K, as filed with the SEC on January 27, 2025, and incorporated by reference herein.
Should one or more of the risks or uncertainties described in this prospectus supplement, the accompanying base prospectus and the information incorporated by reference herein and therein occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus supplement, the accompanying base prospectus and the information incorporated by reference herein and therein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement, the accompanying base prospectus and the information incorporated herein and therein.

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SUMMARY
The following summary contains selected information about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should read, in their entirety, this prospectus supplement and the accompanying base prospectus, and any related free writing prospectus prepared, together with all information incorporated by reference herein and therein, carefully, especially the “Risk Factors” section of this prospectus supplement, our Annual Report, our Quarterly Reports and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” The information presented in this prospectus supplement assumes, unless otherwise indicated, that the underwriters do not exercise their option to purchase additional shares of common stock from us.
Our Company
Overview
We are a low-cost producer of high-quality, locally sourced 100 mesh and 40/70 sand used as a proppant during the well completion process. Proppant is necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. One hundred percent of our sand reserves are located in Texas within the Permian Basin and our operations consist of proppant production and processing facilities, including four facilities near Kermit, Texas (together the “Kermit facilities”), a fifth facility near Monahans, Texas, and the OnCore distributed mining network. As of September 30, 2024, our combined annual production capacity is approximately 29 million tons.
We also operate a logistics platform that is designed to increase the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. This includes our fleet of fit-for-purpose trucks and trailers and the Dune Express, a 42-mile overland conveyor infrastructure solution.
Recent Developments
Moser Acquisition
On January 27, 2025, we entered into the Moser Purchase Agreement to acquire 100% of the authorized, issued and outstanding equity ownership interests in Moser AcquisitionCo for consideration consisting of (i) $180,000,000 in cash and (ii) approximately $1.7 million shares of our common stock (the “Stock Consideration”), on the terms and subject to the conditions and adjustments set forth in the Moser Purchase Agreement, and the Moser Purchase Agreement allows us to elect to pay the aggregate transaction consideration in cash in lieu of our issuance of the Stock Consideration (the “Cash Option”). If the Cash Option is exercised, no Stock Consideration will be issued and the purchase price will be adjusted as provided in the Purchase Agreement. Following the closing of the Moser Acquisition (the “Closing”), if the Cash Option has not been exercised, all or any portion of the Stock Consideration will be subject to redemption (a “Redemption”) at our option within 90 days of Closing, with any such Redemption to be paid in cash, subject to adjustments as provided in the Purchase Agreement.
Moser AcquisitionCo is the parent company of Moser Engine Service, Inc. (d/b/a Moser Energy Systems) (“Moser Energy”), a provider of innovative, low-emission, grid interactive distributed energy solutions for oilfield services, commercial, industrial, and military applications.
Moser Energy’s cutting-edge technologies include industry-leading development of proprietary oilfield generator systems utilizing raw wellhead gas. These innovations substantially reduce flaring and offer customers significant reductions in operating expenses.
We expect to fund the cash portion of the purchase price for the Moser Acquisition with cash on hand, borrowings under our DDT Loan and the remainder of the net proceeds of this offering, if any, after the application of such proceeds described in “Use of Proceeds.”
The Moser Acquisition is expected to close in the first quarter of 2025, subject to customary closing conditions. This offering is not conditioned on the consummation of the Moser Acquisition, and the Moser

Acquisition is not conditioned on the consummation of this offering. For more information, see “Risk Factors — Risks Related to the Moser Acquisition — We may not consummate the Moser Acquisition, and this offering is not conditioned on the consummation of the Moser Acquisition on the terms currently contemplated or at all.”
Second Amendment to the 2023 Term Loan Credit Agreement
On January 27, 2025, we entered into the Second Term Loan Amendment among us and certain of our subsidiaries as guarantors, Atlas Sand Company, LLC (“Atlas LLC”), as borrower, the lenders party thereto and Stonebriar Commercial Finance, LLC, a Delaware limited liability company, as administrative agent, which amends that certain Credit Agreement, dated as of July 31, 2023, as amended (the “Second Term Loan Amendment”).
The Second Term Loan Amendment increased the existing delayed draw term loan (the “DDT Loan”) by an aggregate principal amount of $100.0 million (the “Acquisition Loan”) to a total of $200.0 million, creating availability of $180.0 million, with interest (computed on the basis of a 365-day year for the actual number of days elapsed) on the unpaid principal amount thereof from and including the date of the funding on the Acquisition Loan (“Funding Date”) until paid in full. The Acquisition Loan will accrue interest at a rate equal to 5.95% plus the greater of (A) the Term SOFR and (B) 4.30%, as determined on the Funding Date. The Acquisition Loan is payable in 60 consecutive monthly installments of combined principal and interest. In the event of a prepayment of the Acquisition Loan, Atlas LLC will be required to pay, and we have agreed to guaranty payment by Atlas LLC of, a premium on such prepayment amount of (A) 4%, if prepaid on or prior to the first anniversary of the Funding Date, (B) 3% if prepaid after the first, but on or prior to the second, anniversary of the Funding Date and (C) 2% if paid after the second anniversary of the Funding Date.
Preliminary Fourth Quarter and Year-End 2024 Information
Set forth below are certain estimated preliminary unaudited financial results and other data for the fourth quarter ended December 31, 2024 and the corresponding period of the prior fiscal year, as well as fiscal year ended December 31, 2023 and the corresponding period of the prior fiscal year. Our unaudited interim consolidated financial statements for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024 are not yet available. These ranges are based on the information available to us as of the date of this prospectus. These are forward-looking statements and may differ from actual results. We have provided ranges, rather than specific amounts, because these results are preliminary and subject to change. Our actual results may vary from the estimated preliminary results presented below due to the completion of our financial closing and other operational procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024 are finalized.
These estimates should not be viewed as a substitute for our full interim or annual audited financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Accordingly, you should not place undue reliance on this preliminary data. See the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary estimated ranges of our financial and other data presented below and the actual financial and other data we will report for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024.
The estimated preliminary financial results for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024 have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled or performed any procedures with respect to the estimated preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.
For the fourth quarter ended December 31, 2024, we expect:
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Revenue to be between $270.0 million and $272.0 million, as compared to revenue of approximately $141.1 million for the fourth quarter ended December 31, 2023, an increase of approximately 92% at the midpoint.

•
Gross profit to be between $49.0 million and $51.0 million, as compared to gross profit of $62.9 million for the fourth quarter ended December 31, 2023, a decrease of approximately 21% at the midpoint.

•
Adjusted EBITDA to be between $62.2 million and $64.2 million, as compared to Adjusted EBITDA of $68.7 million for the fourth quarter ended December 31, 2023, a decrease of approximately 8% at the midpoint.

For the fiscal year ended December 31, 2024, we expect:
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Revenue to be between $1,055.0 million and $1,057.0 million, as compared to revenue of $614.0 million for the fiscal year ended December 31, 2023, an increase of approximately 72% at the midpoint.

•
Gross profit to be between $231.0 million and $233.0 million, as compared to gross profit of $313.8 million for the fiscal year ended December 31, 2023, a decrease of approximately 26% at the midpoint.

•
Adjusted EBITDA to be between $287.9 million and $289.9 million, as compared to Adjusted EBITDA of $329.7 million for the fiscal year ended December 31, 2023, a decrease of approximately 12% at the midpoint.

•
Cash and cash equivalents to total approximately $71.7 million, as compared to cash and cash equivalents of $210.2 million at December 31, 2023, a decrease of approximately 66%.

To supplement our financial statements presented in accordance with GAAP, we report non-GAAP financial measures, including non-GAAP Adjusted EBITDA. Our management uses adjusted EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Adjusted EBITDA is not a financial measure calculated in accordance with GAAP and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. We define Adjusted EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative gain (loss), other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain prior period non-recurring costs of goods sold are now included as an add-back to Adjusted EBITDA in order to conform to the current period presentation and to more accurately describe the Company’s operating performance and results period-over-period. Included below are reconciliations of preliminary and estimated non-GAAP financial measures to the comparable GAAP financial measures for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024.
	Fourth Quarter Ended December 31,
		2024 Estimated
(In thousands)	2023 Actual	Low	High
Net Income	$36,050	$12,850	$14,250
Depreciation, depletion and accretion expense	12,266	31,012	31,612
Amortization expense of acquired intangible assets	—	3,943	3,543
Interest expense	4,731	12,357	12,157
Income tax expense	11,010	4,766	5,766
EBITDA	$64,057	$64,928	$67,328
Stock and unit-based compensation	3,749	6,520	6,320
Insurance recovery (gain)	—	(10,098)	(10,098)

	Fourth Quarter Ended December 31,
		2024 Estimated
(In thousands)	2023 Actual	Low	High
Other non-recurring costs	441	—	—
Other acquisition related costs	451	850	650
Adjusted EBITDA	$68,698	$62,200	$64,200

	Fiscal Year Ended December 31,
		2024 Estimated
(In thousands)	2023 Actual	Low	High
Net Income	226,493	$58,392	$59,792
Depreciation, depletion and accretion expense	41,634	101,877	102,477
Amortization expense of acquired intangible assets	—	12,516	12,116
Interest expense	17,452	43,178	42,978
Income tax expense	31,378	16,182	17,182
EBITDA	316,957	$232,145	$234,545
Stock and unit-based compensation	7,409	22,481	22,281
Loss on disposal of assets	—	19,672	19,672
Insurance recovery (gain)	—	(20,098)	(20,098)
Other non-recurring costs	4,838	14,335	14,335
Other acquisition related costs	451	19,331	19,131
Adjusted EBITDA	329,655	$287,866	$289,866
Corporate Information
We are a publicly traded Delaware corporation, and our common stock is listed on the New York Stock Exchange under the symbol “AESI.”
Our principal executive offices are located at 5918 Courtyard Drive, Suite 500, Austin, Texas 78730, and our telephone number at that address is (512) 220-1200. Our website address is https://atlas.energy. Information appearing on, or that is or becomes accessible through, our website does not constitute a part of this prospectus supplement.
For additional information about the Company, please read the documents listed under the heading “Incorporation of Certain Documents by Reference.”

The Offering
The summary below describes the principal terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions.
Common stock offered by us
11,500,000 shares of common stock (13,225,000 shares of common stock if the underwriters exercise in full their option to purchase additional shares of our common stock).
Underwriters’ option
The underwriters may also purchase up to an additional aggregate 1,725,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. For additional information regarding underwriting compensation, see “Underwriting (Conflicts of Interest).”
Common stock outstanding immediately following this offering
121,736,686 shares of common stock (123,461,686 shares of common stock if the underwriters exercise in full their option to purchase additional shares of our common stock).
Use of Proceeds
We expect to receive approximately $254.1 million of net proceeds from the sale of shares of our common stock, after deducting underwriting discounts and commissions. We intend to use the net proceeds from this offering (i) to repay indebtedness, which may include a portion of the Deferred Cash Consideration Note (as defined below) and outstanding borrowings under our credit facility (the “ABL Credit Facility”) and term loan credit facility (the “Term Loan Credit Facility”), (ii) to fund a portion of the cash consideration for the Moser Acquisition, including the Cash Option or the Redemption, if exercised by the Company, subject to market conditions, and (iii) the remainder, if any, for general corporate purposes, including power-related growth capital expenditures following completion of the Moser Acquisition.
Conflicts of Interest
Because affiliates of Goldman Sachs & Co. LLC, Barclays Capital, Inc. and BofA Securities, Inc. are lenders under our ABL Credit Facility and each will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the ABL Credit Facility, Goldman Sachs & Co. LLC, Barclays Capital, Inc., and BofA Securities, Inc., each an Underwriter in this offering, are deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”
Dividend Policy
On October 28, 2024, we announced that our board of directors declared a cash dividend of $0.24 per share of common stock with respect to the third quarter of 2024. The dividend was paid on November 14, 2024 to stockholders of record at the close of business on November 7, 2024. Our dividend policy is within the discretion of our board of directors, and all future dividend payments are subject to quarterly review and approval by our board of directors and will depend upon then-existing conditions, including our results of operations and financial condition, capital requirements, business prospects, statutory and contractual restrictions on our ability to pay dividends, including terms contained in our existing debt documents and other factors our board of directors may deem relevant.
Exchange Listing
Our common stock trades on the NYSE under the symbol “AESI.”
Risk Factors
You should carefully read and consider the information set forth under “Risk Factors” in this prospectus supplement, the accompanying base prospectus and the information incorporated by reference herein and therein before investing in our common stock.
Affiliated Purchasers
Ben M. “Bud” Brigham, the Company’s Executive Chairman, and entities associated with Mr. Brigham, have agreed to purchase an aggregate 217,393 shares of common stock in the offering. The underwriters will receive a reduced underwriting discount on any shares purchased by these persons or entities compared with any other shares sold to the public in this offering.
Unless otherwise indicated, in this prospectus supplement, the number of shares of common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of January 20, 2025 and excludes 7,101,643 additional shares of common stock reserved for issuance under our equity incentive plan as of January 20, 2025.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
The following table shows our summary historical and pro forma financial information for each of the periods and as of the dates indicated. The summary historical financial data as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 were derived from our audited consolidated financial statements incorporated by reference herein. The summary historical financial data as of September 30, 2024 and 2023 and for the nine months ended September 30, 2024 and 2023, were derived from our unaudited condensed consolidated financial statements incorporated by reference herein.
The summary unaudited pro forma financial information has been derived from and should be read in conjunction with our unaudited pro forma condensed combined financial statements incorporated by reference herein, which have been prepared from (i) the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2023 and (ii) the historical audited combined carve-out financial statements of Hi-Crush as of and for the year ended December 31, 2023. Pro forma financial data for the year ended December 31, 2023 gives effect to the Hi-Crush Transaction as if it had been consummated on January 1, 2023. Pro forma financial data as of December 31, 2023 gives effect to the Hi-Crush Transaction as if it had been consummated on December 31, 2023. Pro forma financial data contains certain reclassification adjustments to conform the respective historical Hi-Crush financial statement presentation to the Company’s financial statement presentation. See “Basis of Presentation — Pro Forma Presentation.”
For additional information regarding such unaudited pro forma financial information see the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2023, filed as an exhibit to our Current Report on Form 8-K/A filed on May 8, 2024, incorporated by reference herein.
Historical results are not necessarily indicative of future operating results. The summary financial information should be read in conjunction with “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as well as the historical and pro forma financial statements and accompanying notes included or incorporated by reference elsewhere in this prospectus supplement and the accompanying base prospectus.
	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2021	2024	2023	2023
	(In thousands)
Statement of operations data:
Product sales	$468,119	$408,446	$142,519	$386,989	$368,131	$720,550
Service sales	145,841	74,278	29,885	397,630	104,691	480,923
Total sales	613,960	482,724	172,404	784,619	472,822	1,201,473
Cost of sales (excluding depreciation, depletion and accretion expense)	260,396	198,918	84,656	534,229	193,829	677,127
Depreciation, depletion and accretion expense	39,798	27,498	23,681	68,271	28,173	64,855
Gross profit	313,766	256,308	64,067	182,119	250,820	459,491
Selling, general and administrative expenses	48,636	24,317	17,071	80,737	34,988	96,553
Amortization expense of acquired intangible assets	—	—	—	8,573	—	—
Loss on disposal of assets	—	—	—	19,672	—	—

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2021	2024	2023	2023
	(In thousands)
Insurance recovery (gain)	—	—	—	(10,000)	—	—
Operating income	265,130	231,991	46,996	83,137	215,832	362,938
Interest (expense), net	(7,689)	(15,760)	(42,198)	(26,629)	(5,459)	(33,826)
Other income	430	2,631	291	450	438	12
Income before income taxes	257,871	218,862	5,089	56,958	210,811	329,124
Income tax expense	31,378	1,856	831	11,416	20,368	72,806
Net income	$226,493	$217,006	$4,258	$45,542	$190,443	$256,318
Balance sheet data (at period end):
Cash and cash equivalents	$210,174	$82,010	40,401	$78,637	$264,538	278,838
Total assets	1,261,686	750,999	543,850	1,973,490	1,239,271	1,905,158
Long-term debt, net of discount and deferred financing costs	172,820	126,588	159,712	439,043	172,511	463,332
Total liabilities	393,862	239,642	205,153	927,309	328,112	858,618
Total stockholders’ and members’ equity	$867,824	$511,357	338,697	$1,046,181	$(75,992)	$1,046,540
Net cash provided by (used in):
Operating activities	$299,027	$206,012	$21,356	$185,607	$213,524
Investing activities	(365,486)	(89,592)	(19,371)	(429,785)	(245,693)
Financing activities	194,623	(74,811)	2,344	112,641	214,697
Net increase (decrease) in cash and cash equivalents	$128,164	$41,609	$4,329	$(131,537)	$182,528
Non-GAAP financial measures:
EBITDA(1)	$316,957	$263,282	$59,983	$167,217	$252,900
Adjusted EBITDA(1)	$329,655	$264,026	$71,968	$225,666	$260,957

(1)
See “— Non-GAAP Financial Measures” for definitions of EBITDA and Adjusted EBITDA and reconciliation to the nearest comparable U.S. generally accepted accounting principles (“GAAP”) metric.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects.
EBITDA and Adjusted EBITDA do not represent and should not be considered an alternative to, or more meaningful than, net income or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. EBITDA and Adjusted EBITDA have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies.
We define EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense and income tax expense.

We define Adjusted EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative gain (loss), other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain prior period non-recurring costs of goods sold are now included as an add-back to Adjusted EBITDA in order to conform to the current period presentation and to more accurately describe the Company’s operating performance and results period-over-period.
EBITDA and Adjusted EBITDA should be read in conjunction with the information contained in our combined and consolidated financial statements prepared in accordance with GAAP.
The following table present a reconciliations of EBITDA Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP.
	Historical
	Years Ended December 31,			Nine Months Ended September 30,
	2023	2022	2021	2024	2023
	(In thousands)
Net income	226,493	217,006	4,258	45,542	190,443
Depreciation, depletion and accretion expense	41,634	28,617	24,604	70,865	29,368
Amortization expense of acquired intangible assets	—	—	—	8,573	—
Interest expense	17,452	15,803	30,290	30,821	12,721
Income tax expense(1)	31,378	1,856	831	11,416	20,368
EBITDA	316,957	263,282	59,983	167,217	252,900
Stock and unit-based compensation	7,409	678	129	15,961	3,660
Loss on disposal of assets(2)	—	—	—	19,672	—
Loss on extinguishment of debt	—	—	11,922	—	—
Insurance recovery (gain)(3)	—	—	—	(10,000)	—
Unrealized commodity derivative (gain) loss	—	66	(66)	—	—
Other non-recurring costs(4)	4,838	—	—	14,335	4,397
Other acquisition related costs(5)	451	—	—	18,481	—
Adjusted EBITDA	329,655	264,026	71,968	225,666	260,957

(1)
Atlas Energy Solutions Inc. is a corporation and is subject to U.S. federal income tax. Prior to our initial public offering, our predecessor was treated as a partnership for U.S. federal income tax purposes and, therefore, was not subject to U.S. federal income tax at an entity level during the periods prior to the initial public offering. In addition, prior to our Up-C simplification transaction, Atlas Sand Operating, LLC (“Opco”) was treated as a partnership for U.S. federal income tax purposes, and as a result, a portion of our net taxable income was allocable for U.S. federal income tax purposes to the non-controlling interest holders of Opco, who generally incurred U.S. federal, state and local income taxes on their share of such net taxable income, instead of us. Following the Up-C simplification transaction, all the interests of Opco are now held by us, and we are subject to U.S. federal income tax on all of Opco’s net taxable income. As a result, the condensed consolidated net income in our historical financial statements does not reflect the tax expense we would have incurred if we had been subject to U.S. federal income tax at an entity level on all of our income during such periods.

(2)
Represents loss on disposal of one of the Company’s dredge mining assets at its Kermit facility and loss on disposal of assets as a result of the fire at one of the Kermit plants that caused damage to the physical condition of the Kermit asset group.

(3)
Represents insurance recovery (gain) deemed collectible and legally enforceable as of June 30, 2024 related to the fire at one of the Kermit plants. Cash was subsequently received as of September 30, 2024.

(4)
Other non-recurring costs includes costs incurred during our Up-C simplification transaction, temporary loadout, and other infrequent and unusual costs.

(5)
Represents Hi-Crush Transaction costs include fees paid to finance, legal, accounting and other advisors, employee retention and benefit costs, and other operational and corporate costs.

The following table presents reconciliations of preliminary and estimated EBITDA and Adjusted EBITDA to net income (loss) for the fourth quarter ended December 31, 2024 and fiscal year ended December 31, 2024.
	Fourth Quarter Ended December 31,
		2024 Estimated
(In thousands)	2023 Actual	Low	High
Net Income	$36,050	$12,850	$14,250
Depreciation, depletion and accretion expense	12,266	31,012	31,612
Amortization expense of acquired intangible assets	—	3,943	3,543
Interest expense	4,731	12,357	12,157
Income tax expense	11,010	4,766	5,766
EBITDA	$64,057	$64,928	$67,328
Stock and unit-based compensation	3,749	6,520	6,320
Insurance recovery (gain)	—	(10,098)	(10,098)
Other non-recurring costs	441	—	—
Other acquisition related costs	451	850	650
Adjusted EBITDA	$68,698	$62,200	$64,200
	Fiscal Year Ended December 31,
		2024 Estimated
(In thousands)	2023 Actual	Low	High
Net Income	226,493	$58,392	$59,792
Depreciation, depletion and accretion expense	41,634	101,877	102,477
Amortization expense of acquired intangible assets	—	12,516	12,116
Interest expense	17,452	43,178	42,978
Income tax expense	31,378	16,182	17,182
EBITDA	316,957	$232,145	$234,545
Stock and unit-based compensation	7,409	22,481	22,281
Loss on disposal of assets	—	19,672	19,672
Insurance recovery (gain)	—	(20,098)	(20,098)
Other non-recurring costs	4,838	14,335	14,335
Other acquisition related costs	451	19,331	19,131
Adjusted EBITDA	329,655	$287,866	$289,866

RISK FACTORS
An investment in our common stock involves a significant degree of risk. Before you invest in our common stock you should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, including the risks and uncertainties discussed under “Risk Factors” included in our Annual Report and our Current Report on Form 8-K filed with the SEC on January 27, 2025, which are each incorporated herein by reference, together with all of the other information included in this prospectus supplement. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. This prospectus supplement also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below or incorporated by reference herein. Please read “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to this Offering and Ownership of Our Common Stock
Our stock prices and trading volumes could be volatile, and you may not be able to resell shares of your common stock when desired, at or above the price you paid, or at all.
The stock market has experienced and continues to experience extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the underlying businesses. Recently, market volatility has been high due to the ongoing conflicts between Ukraine and Russia, Israel and Hamas and other instability in the Middle East, including from the Houthi rebels in Yemen, interest rate increases, rising inflation, instability of the banking sector, a softening U.S. economy and other factors. Broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition to the other risks described in this section, the market price of our common stock may fluctuate significantly in response to a number of factors, many of which we cannot control, including:
•
our operating and financial performance;

•
quarterly variations in the rate of growth of our financial indicators;

•
public reaction to our press releases, other public announcements, and filings with the SEC;

•
announcements by others in or affecting our industry or our customers;

•
strategic actions by our competitors;

•
our failure to meet revenue or earnings estimates by research analysts or other investors;

•
changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•
inaccurate or unfavorable research or ratings published by industry analysts about our business, or a cessation of coverage of Atlas by industry analysts;

•
speculation in the press or investment community;

•
the failure of research analysts to cover our common stock;

•
sales of common stock by us, our legacy owners or other stockholders, or the perception that such sales may occur;

•
changes in accounting principles, policies, guidance, interpretations or standards;

•
additions or departures of key management personnel;

•
actions by our stockholders;

•
general market conditions, including fluctuations in commodity prices, sand-based proppant or industrial and recreational sand-based products;

•
our acquisition of, investment in or disposition of other businesses;

•
domestic and international economic, legal and regulatory factors unrelated to our performance; and

•
the other factors described under “Risk Factors” in our Annual Report, in Exhibit 99.3 to our Form 8-K, as filed with the SEC on January 27, 2025, and “Cautionary Note Regarding Forward-Looking Statements” included in this prospectus supplement.

Volatility in the market price or trading volume of our common stock may make it difficult or impossible for you to sell your common stock at or above the price at which you purchased the stock. As a result, you may suffer a loss on your investment. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, reduce our profits, divert our management’s attention and resources and harm our business.
Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.
Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of such shares, or the perception that such sales may occur, could impair our ability to raise capital through the sale of additional common or preferred stock. Except for any shares purchased by our affiliates, all of the shares of common stock sold in this offering will be freely tradable.
In addition, upon closing of the Moser Acquisition, if the Cash Option is not exercised, we will enter into a registration rights agreement, by and among us and the parties listed on the signature pages thereto, which will provide such parties certain shelf registration rights with respect to the shares of our common stock to be received by such parties in the Moser Acquisition, subject to certain customary thresholds and conditions. Any sales of shares of our common stock by such holders, or expectations thereof, could similarly have the effect of depressing the market price for our common stock.
The Company and its executive officers and directors have entered into lock-up agreements with the underwriters under which the Company and they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any of their shares of common stock without the permission of Goldman Sachs & Co. LLC and Piper Sandler & Co. for a period of 45 days following the date of this prospectus supplement. We refer to such period as the Lock-Up Period. When the Lock-Up Period expires, we and our executive officers and directors will be able to sell our common stock in the public market, subject to compliance with applicable securities laws restrictions. In addition, Goldman Sachs & Co. LLC and Piper Sandler & Co. may, in their sole discretion, release all or some portion of the common stock subject to lock-up agreements at any time and for any reason. In addition, pursuant to the Moser Purchase Agreement, if the Cash Option is not exercised, certain former Moser stockholders will be subject to a similar lock-up of 90 days upon receipt of their shares of our common stock after the consummation of the Moser Acquisition.
Sales of a substantial number of shares of such common stock upon expiration of these lock-ups or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall.
If securities or industry analysts do not publish research or reports or publish unfavorable research about us, the price and trading volume of our common stock could decline.
The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us and our business. If one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

There are material limitations in estimating our results for prior periods before the completion of our standard internal review process and our external auditor’s review procedures for such periods.
The estimated preliminary unaudited financial results and other data set forth in this prospectus supplement under the heading “Summary — Recent Developments — Preliminary Fourth Quarter and Year-End 2024 Information” are not a comprehensive statement of our financial results for the fourth fiscal quarter of 2024 or year-ended December 31, 2024, remain subject to the completion of our standard internal review for such periods and have not been reviewed or audited by our independent registered public accounting firm. Our consolidated financial statements for the year-ended December 31, 2024 will not be available until this offering is completed and, consequently, will not be available to you prior to investing in this offering. The final financial results for the fourth fiscal quarter of 2024 and year-ended December 31, 2024 may vary from our expectations and may be different from the estimated preliminary unaudited financial results and other data we have provided due to, among other things, reviewing adjustments or the discovery of new information that alters expectations about results for such periods or that impacts estimates and assumptions underlying such estimates. Accordingly, investors should not place undue reliance on such financial information.
Risks Related to the Moser Acquisition
The market price for our common stock following the closing of the Moser Acquisition may be affected by factors different from those that historically have affected or currently affect our common stock.
Our financial position may differ from our financial position before the completion of the Moser Acquisition, and our results of operations may be affected by some factors that are different from those currently affecting our results of operations. Accordingly, the market price and performance of our common stock is likely to be different from the performance of our common stock in the absence of the Moser Acquisition. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, our common stock, regardless of our actual operating performance.
We may not consummate the Moser Acquisition, and this offering is not conditioned on the consummation of the Moser Acquisition on the terms currently contemplated or at all.
We may not consummate the Moser Acquisition, which is subject to the satisfaction of customary closing conditions. These conditions include, but are not limited to, (i) the expiration or termination of any applicable waiting period, or any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of any injunction or other order or applicable law preventing or making illegal the consummation of the Moser Acquisition and (iii) approval for the listing on the NYSE of the shares of our common stock to be issued in connection with the Moser Acquisition if the Cash Option is not exercised. Neither we nor Moser can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the outside date, it is possible that the Moser Acquisition may be terminated. Although we have agreed with Moser to use reasonable best efforts, subject to certain limitations, to promptly complete the Moser Acquisition, these and other conditions to the completion of the Moser Acquisition may fail to be satisfied. In addition, satisfying the conditions to and completion of the Moser Acquisition may take longer, and could cost more, and require additional borrowings, than we currently expect. There can be no assurance that such conditions will be satisfied or that the Moser Acquisition will be consummated on the terms currently contemplated or at all. If borrowings are required to consummate the Moser Acquisition, our total debt and leverage will be greater than currently anticipated, and the availability under our credit facility will be reduced by a corresponding amount. If we fail to complete the Moser Acquisition, our management will have broad discretion in the use of proceeds from this offering, and may use such proceeds in ways in which you do not approve.
Failure to complete the Moser Acquisition could negatively impact our stock price and have a material adverse effect on our results of operations, cash flows and financial position.
If the Moser Acquisition is not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals, we may be materially adversely affected and, without realizing any of the benefits of having completed the Moser Acquisition, we would be subject to a number of risks, including the following:

•
we may experience negative reactions from the financial markets, including negative impacts on our stock price;

•
we may experience negative reactions from our customers, distributors, suppliers, vendors, landlords and other business partners;

•
we will still be required to pay certain significant costs relating to the Moser Acquisition, such as legal, accounting and financial advisor fees;

•
matters relating to the Moser Acquisition (including integration planning) require substantial commitments of time and resources by our management, which may have resulted in the distraction of our management from ongoing business operations and pursuing other opportunities that could have been beneficial to us; and

•
litigation related to any failure to complete the Moser Acquisition or related to any enforcement proceeding commenced against us to perform our obligations pursuant to the Moser Purchase Agreement.

If the Moser Acquisition is not completed, the risks described above may materialize and they may have a material adverse effect on our results of operations, cash flows, financial position and stock price.
Following the Moser Acquisition, we may be unable to integrate the business of the Company and Moser successfully or realize the anticipated benefits of the Moser Acquisition.
The Moser Acquisition involves the combination of two companies that currently operate as independent companies. The combination of two independent businesses is complex, costly and time consuming, and we will be required to devote significant management attention and resources to integrating the business practices and operations of Moser into ours. Potential difficulties that we may encounter as part of the integration process include the following:
•
the inability to successfully combine our business and Moser’s in a manner that permits us to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the Moser Acquisition;

•
complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•
the inability to retain the service of key management and other key personnel;

•
the assumption of contractual obligations with less favorable or more restrictive terms;

•
the inability to successfully manage the entry into a new line of business; and

•
potential unknown liabilities and unforeseen increased expenses or delays associated with the Moser Acquisition.

In addition, we and Moser have operated and, until the completion of the Moser Acquisition, will continue to operate, independently. It is possible that the integration process could result in:
•
diversion of the attention of each company’s management; and

•
the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the Moser Acquisition or could reduce each company’s earnings or otherwise adversely affect our business and financial results following the Moser Acquisition.
Securities class action and derivative lawsuits may be brought against us in connection with the Moser Acquisition, which could result in substantial costs.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition.
The synergies attributable to the Moser Acquisition may vary from expectations.
We may fail to realize the anticipated benefits and synergies expected from the Moser Acquisition, which could adversely affect our business, financial condition and results of operations. The success of the Moser Acquisition will depend, in significant part, on our ability to successfully integrate the acquired business, grow our revenue and realize the anticipated strategic benefits and synergies from the combination. We believe that the combination of the companies will provide operational and financial scale, increasing free cash flow and enhancing our corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost synergies expected from the Moser Acquisition. This growth and the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If we are not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Moser Acquisition within the anticipated timing or at all, our business, financial condition and results of operations may be adversely affected.

USE OF PROCEEDS
We expect to receive approximately $254.1 million of net proceeds from the sale of shares of our common stock, after deducting underwriting discounts and commissions. We intend to use the net proceeds from this offering (i) to repay indebtedness, which may include a portion of the Deferred Cash Consideration Note and outstanding borrowings under our ABL Credit Facility and Term Loan Credit Facility, (ii) to fund a portion of the consideration for the Moser Acquisition, including the Cash Option or the Redemption, if exercised by the Company, subject to market conditions, and (iii) the remainder, if any, for general corporate purposes, including power-related growth capital expenditures following the completion of the Moser Acquisition. Affiliates of Goldman Sachs & Co. LLC are lenders under the ABL Credit Facility and may receive 5% or more of the net proceeds of this offering to the extent we repay borrowings under the ABL Credit Facility, and Goldman Sachs & Co. LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. See “Underwriting (Conflicts of Interest).”
In connection with the Hi-Crush Transaction, we issued a secured PIK toggle seller note (the “Deferred Cash Consideration Note”) in an initial aggregate principal amount of $111.8 million, subject to certain purchase price adjustments. The Deferred Cash Consideration Note matures on January 31, 2026 and bears interest at a rate of 5.00% per annum if paid in cash, or 7.00% per annum if paid in kind. Interest on the Deferred Cash Consideration Note is payable quarterly in arrears beginning March 29, 2024 through maturity. Interest expense associated with the Deferred Cash Consideration Note was $3.2 million for the nine months ended September 30, 2024.
The ABL Credit Facility matures in February 2028 and accrues interest at a variable rate. As of September 30, 2024, we had $50.0 million in outstanding borrowings under the ABL Credit Facility and $0.2 million in outstanding letters of credit under the ABL Credit Facility.
The Term Loan Credit Facility is payable in 84 consecutive monthly installments and a final payment of the remaining outstanding principal balance at maturity. The Term Loan Credit Facility has a final maturity date of July 31, 2030 and bears interest at a rate equal to 9.50% per annum.

CAPITALIZATION
The following table sets forth our cash and capitalization as of September 30, 2024 on:
•
an actual basis; and

•
as adjusted to give effect to the sale and issuance of shares of our common stock in this offering, assuming no exercise by the underwriters of their option to purchase additional shares, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the use of the estimated net proceeds in the manner described in “Use of Proceeds.”

	As of September 30, 2024
	Actual	As Adjusted(1)
	(in thousands, except share and per share amounts)
Cash and cash equivalents(1)(2)	78,637	161,505
Long-term debt(1)(3)	486,547	315,295
Discount and deferred financing costs	(11,285)	(11,285)
Current portion of long-term debt	(36,219)	(36,219)
Total long-term debt	439,043	267,791
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000,000 shares authorized and no shares issued or outstanding, actual and as adjusted	—	—
Common stock, $0.01 par value; 1,500,000,000 shares authorized; 109,874,855 shares issued and outstanding, actual; 121,374,855 shares issued and outstanding, as adjusted	1,098	1,213
Additional paid-in capital	1,045,083	1,299,088
Retained earnings (Accumulated deficit)	—	—
Total stockholders’ equity	1,046,181	1,300,301
Total capitalization	1,485,224	1,568,092

(1)
As described in “Use of Proceeds,” we intend to use the net proceeds from this offering (i) to repay indebtedness, which may include a portion of the Deferred Cash Consideration Note and outstanding borrowings under the ABL Credit Facility and Term Loan Credit Facility, (ii) to fund a portion of the consideration for the Moser Acquisition, including the Cash Option or Redemption, if exercised by the Company, subject to market conditions and (iii) the remainder, if any, for general corporate purposes, including power-related growth capital expenditures following the completion of the Moser Acquisition.

(2)
As of January 20, 2025, we had outstanding cash and cash equivalents in the amount of $27.3 million.

(3)
Long-term debt consists of outstanding amounts under our Term Loan Credit Facility, including the ADDT Loan and the existing DDT Loan, ABL Credit Facility, Deferred Cash Consideration Note and other indebtedness. As of January 20, 2025, we had outstanding borrowings in the amount of $180.0 million and borrowing availability of approximately $0.0 million remaining under the Term Loan Credit Facility. As of January 20, 2025, we had outstanding borrowings in the amount of $135.6 million and borrowing availability of approximately $0.0 million remaining under the ADDT Loan. As of January 20, 2025, we had outstanding borrowings in the amount of $20.0 million and borrowing availability of approximately $80.0 million remaining under the existing DDT Loan. On January 27, 2025, we entered into the Second Term Loan Amendment in connection with our entry into the Moser Purchase Agreement, in order to increase our availability under the existing DDT Loan to $180.0 million. In connection with the closing of the Moser Acquisition, we may draw up to $180.0 million on the DDT Loan to fund the cash portion of the purchase price. As of January 20, 2025, we had outstanding borrowings in the amount of $70.0 million, including letters of credit outstanding of $0.2 million, and borrowing availability of approximately $54.8 million remaining under the ABL Credit Facility. As of January 20, 2025, we had $111.3 million in outstanding aggregate principal amount of the Deferred Cash Consideration Note. As of January 20, 2025, we had outstanding borrowings in the amount of $4.1 million for other indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the positions and conclusions described in the following summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that the IRS, your tax advisor, or a court will agree with such statements, positions and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws, any tax treaties or any other tax law other than the U.S. federal income tax law. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•
banks, insurance companies or other financial institutions;

•
tax-exempt or governmental organizations;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers in securities or foreign currencies;

•
persons whose functional currency is not the U.S. dollar;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
persons subject to alternative minimum tax;

•
entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
certain former citizens or long-term residents of the United States; and

•
persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE

LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult with, and rely solely upon, their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.
Distributions
Distributions of cash or other property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock (and will reduce tax basis, but not below zero) and thereafter as capital gain from the sale or exchange of such common stock. Please see “— Gain on Sale or Other Taxable Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Any portion of a distribution paid to a non-U.S. holder that is treated as a dividend that is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, that is treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale or Other Taxable Disposition of Common Stock
Subject to the discussions below under “— Backup Withholding and Information Reporting” and “— Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock is and continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult with, and rely solely upon, their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements Under FATCA
The Foreign Account Tax Compliance Act (Sections 1471 through 1474 of the Code) and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on “withholdable payments” (as defined in the Code), including dividends paid on our common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our common stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA on an investment in our common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-United States plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether the investment is permitted under the terms of the applicable documents governing the Plan;

•
whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “— Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “— Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly-offered securities” (as defined in the DOL regulations) — i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulations) — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulations) — i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING (CONFLICTS OF INTEREST)
We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.
Underwriter	Number of Shares
Goldman Sachs & Co. LLC	4,677,087
Piper Sandler & Co.	2,890,956
Johnson Rice & Company L.L.C.	845,127
Barclays Capital Inc.	784,760
BofA Securities, Inc.	784,760
Raymond James & Associates, Inc.	293,673
Capital One Securities, Inc.	293,673
PEP Advisory LLC	239,289
Perella Weinberg Partners LP	239,289
Stephens Inc.	239,289
The Benchmark Company, LLC	239,289
Drexel Hamilton, LLC	27,192
Total	11,500,000
The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters have an option to buy up to an additional 1,725,000 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.922 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,725,000 additional shares.
	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public Offering Price	$23.000	$23.000	$264,500,000	$304,175,000
Underwriting discounts and commissions paid by us(1)	$0.922	$0.922	$10,603,000	$12,193,450
Proceeds, before expenses, to us	$22.078	$22.078	$253,897,000	$291,981,550

(1)
Ben M. “Bud” Brigham, the Company’s Executive Chairman, and entities associated with Mr. Brigham, have agreed to purchase an aggregate 217,393 shares of common stock in the offering. The underwriters will receive a reduced underwriting discount on any shares purchased by these persons or entities compared with any other shares sold to the public in this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
We will pay all expenses related to this offering, other than underwriting discounts and commissions. The expenses of this offering that have been paid or are payable by us are estimated to be approximately $750,000 (excluding underwriting discounts and commissions). We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000. The underwriters have agreed to reimburse the Company for certain expenses incurred in connection with this offering.
Our common stock is listed on the NYSE under the symbol “AESI.”
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.
Lock-Up Agreements
In addition, our stockholders, executive officers and directors have agreed that, for a period of 45 days after the date of this prospectus supplement, they will not directly or indirectly, without the prior written consent of Goldman Sachs & Co. LLC and Piper Sandler & Co., (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, (ii) engage in any hedging or other transaction or arrangement which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of our common stock, in cash or otherwise or (iii) otherwise publicly disclose the intention to do any of the foregoing.
These lock-up restrictions are subject to certain specific exceptions, including (A) the transfer or disposition of any class of our stock made (i) as bona fide gifts, (ii) to any trust for the benefit of such holder or such holder’s immediate family, (iii) by will or testament, (iv) exclusively between or among members of such holder’s immediate family members or affiliates and nominees or custodians thereof, including partners or limited liability company members, provided that the recipient of the stock agrees to be bound by the same restrictions on transfers or other dispositions or (v) by operation of law and (B) the establishment of a 10b5-1 plan, provided that (i) the restrictions described in the preceding paragraph shall apply in full force to any securities subject to such plan, (ii) no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be required or voluntarily made during the Lock-Up Period and (iii) if any such filing, report or announcement shall be legally required during the lock-up period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Conflicts of Interest
Because affiliates of Goldman Sachs & Co. LLC, Barclays Capital, Inc., and BofA Securities, Inc. are lenders under our ABL Credit Facility and will receive each 5% or more of the net proceeds of this offering due to the repayment of borrowings under the ABL Credit Facility, Goldman Sachs & Co. LLC, Barclays Capital, Inc., and BofA Securities, Inc., each an Underwriter in this offering, are deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. Goldman Sachs & Co. LLC, Barclays Capital Inc., and BofA Securities Inc. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the EU Prospectus Regulation:
a)   to any legal entity which is a “qualified investor” as defined under the EU Prospectus Regulation;
b)   to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the Bookrunners for any such offer; or
c)   in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of shares of common stock shall result in a requirement for the Company or any of the Bookrunners to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Bookrunners and the Company that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the Bookrunners has been obtained to each such proposed offer or resale.
The Company, the Bookrunners and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Bookrunners of such fact in writing may, with the prior consent of the Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Bookrunners of such fact in writing may, with the prior consent of the Bookrunners, be permitted to acquire shares of common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
An offer to the public of any shares of common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:
a)   to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;
b)   to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Bookrunners for any such offer; or
c)   in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”), provided that no such offer of shares of common stock shall result in a requirement for the Company or any Bookrunner to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Bookrunners and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the Bookrunners has been obtained to each such proposed offer or resale.

The Company, the Bookrunners and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Bookrunners of such fact in writing may, with the prior consent of the Bookrunners, be permitted to acquire shares of common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock.
This Prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1) – (3) together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Brazil
The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS
The validity of the securities offered in this offering and certain legal matters in connection with this offering will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Austin, Texas.
EXPERTS
Atlas Energy Solutions Inc.
The consolidated financial statements of Atlas Energy Solutions Inc. appearing in the Annual Report (Form 10-K) for the year ended December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
Certain estimates of our proven mineral reserves incorporated by reference in this prospectus supplement were derived from the report of John T. Boyd Company, independent mining engineers and geologists, as of December 31, 2023, and have been included herein on the authority of John T. Boyd Company as experts with respect to the matters covered by such report and in giving such report.
Hi-Crush Inc.
The combined carve-out financial statements of Hi-Crush Inc. at December 31, 2023 and 2022, and for the years then ended, appearing in our Current Report on Form 8-K/A filed with the SEC on May 8, 2024, have been audited by Whitley Penn LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Certain estimates of Hi-Crush’s proven and probable mineral reserves incorporated by reference in this prospectus supplement were estimated and compiled for reporting purposes by Hi-Crush’s reserve engineer and audited by John T. Boyd Company, independent mining engineers and geologists, as of December 31, 2023.

PROSPECTUS
Atlas Energy Solutions Inc.
Common Stock
Preferred Stock
Depositary Shares
Warrants

Atlas Energy Solutions Inc. (the “Company,” “we,” “our” or “us”) may offer and sell the following securities from time to time in one or more transactions and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings: (i) common stock, par value $0.01 per share (the “Common Stock”), (ii) preferred stock, $0.01 per share, (iii) depositary shares and (iv) warrants to purchase any of the other securities that may be sold under this prospectus.
We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings, including at prevailing market prices or at prices negotiated with buyers. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. For example, any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in any applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.
Our Common Stock is traded on The New York Stock Exchange (“NYSE”) under the symbol “AESI”. The closing price for our Common Stock on May 14, 2024, was $23.36 per share, as reported on the NYSE.
Our principal executive offices are located at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, and our telephone number at that address is (512) 220-1200.

Investing in our securities involves risk. You should carefully read the information under the heading “Risk Factors” on page 8 of this prospectus and the risk factors contained in any applicable prospectus supplement and the documents incorporated by reference herein or therein before making a decision to purchase our securities.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2024.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the U.S. Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. This prospectus provides you with a general description of us and the securities that may be offered, including our Common Stock. More specific terms of any securities we offer may be provided in a prospectus supplement or free writing prospectus that describes, among other things, the specific amounts and prices of the securities being offered, any specific allocation of the net proceeds of an offering of securities to a specific purpose and other terms of the offering. Any prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any shares, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectus), together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any applicable prospectus supplement or free writing prospectus may contain and incorporate by reference, market data, industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 to register the offer and sale of the shares covered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the shares covered by this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. Certain information is also incorporated by reference in this prospectus as described under “Incorporation of Certain Documents by Reference.”
We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information, including our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto, are available at the website of the SEC at www.sec.gov. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at atlas.energy. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site, and investors should not rely on such information in making a decision to purchase our Common Stock.
We have not authorized anyone to provide you with any information other than that contained in this prospectus or in a document to which we expressly have referred you. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus and the documents incorporated by reference herein contains forward-looking statements that are subject to risks and uncertainties. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Additionally, the information in this prospectus and the documents incorporated by reference herein includes forward-looking statements related to the recently completed Hi-Crush Transaction (as defined herein). When used in this prospectus and the documents incorporated by reference herein, the words “may,” “forecast,” “continue,” “could,” “would,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference herein. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:
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our ability to successfully integrate the business of Hi-Crush Inc. (“Hi-Crush”);

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higher than expected costs to operate our proppant production and processing facilities and develop the Dune Express, an overland conveyor infrastructure solution currently under construction;

•
the amount of proppant we are able to produce, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

•
the volume of proppant we are able to sell and our ability to enter into supply contracts for our proppant on acceptable terms;

•
the prices we are able to charge, and the margins we are able to realize, from our proppant sales;

•
the demand for and price of proppant, particularly in the Permian Basin;

•
the success of our electric dredging transition efforts;

•
fluctuations in the demand for certain grades of proppant;

•
the domestic and foreign supply of and demand for oil and natural gas;

•
the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries and other oil producing nations with respect to production levels or other matters related to the prices of oil and natural gas;

•
changes in the price and availability of natural gas, diesel fuel or electricity that we use as fuel sources for our proppant production facilities and related equipment;

•
the availability of capital and our liquidity;

•
the level of competition from other companies;

•
pending legal or environmental matters;

•
changes in laws and regulations (or the interpretation thereof) or increased public scrutiny related to the proppant production and oil and natural gas industries, silica dust exposure or the environment;

•
facility shutdowns in response to environmental regulatory actions;

•
technical difficulties or failures;

•
liability or operational disruptions due to pit-wall or pond failure, environmental hazards, fires, explosions, chemical mishandling or other industrial accidents;

•
unanticipated ground, grade or water conditions;

•
inability to obtain government approvals or acquire or maintain necessary permits or mining, access or water rights;

•
changes in the price and availability of transportation services;

•
inability of our customers to take delivery;

•
difficulty collecting on accounts receivable;

•
the level of completion activity in the oil and natural gas industry;

•
inability to obtain necessary production equipment or replacement parts;

•
the amount of water available for processing;

•
any planned or future expansion projects or capital expenditures;

•
our ability to finance equipment, working capital and capital expenditures;

•
inability to successfully grow organically, including through future land acquisitions;

•
inaccuracies in estimates of volumes and qualities of our frac sand reserves;

•
failure to meet our minimum delivery requirements under our supply agreements;

•
material nonpayment or nonperformance by any of our significant customers;

•
development of either effective alternative proppants or new processes that replace hydraulic fracturing;

•
our ability to borrow funds and access the capital markets;

•
our ability to comply with covenants contained in our debt instruments;

•
the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies;

•
changes in global political or economic conditions, including sustained inflation as well as financial market instability or disruptions to the banking system due to bank failures, both generally and in the markets we serve;

•
the impact of geopolitical developments and tensions, war and uncertainty in oil-producing countries (including the invasion of Ukraine by Russia, the Israel-Hamas war, continued instability in the Middle East, including from the Houthi rebels in Yemen, and any related political or economic responses and counter-responses or otherwise by various global actors or the general effect on the global economy);

•
health epidemics, such as the COVID-19 pandemic, natural disasters or inclement or hazardous weather conditions, including but not limited to cold weather, droughts, flooding, tornadoes and the physical impacts of climate change;

•
physical, electronic and cybersecurity breaches;

•
the effects of litigation;

•
plans, objectives, expectations and intentions described in this prospectus or any documents incorporated by reference herein that are not historical; and

•
other factors discussed elsewhere in this prospectus, including under the heading “Risk Factors.”

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the risks described under the heading “Risk Factors.”

You are cautioned not to place undue reliance on any forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”) and in our subsequent filings with the SEC. Should one or more of such risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus or any documents incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

ABOUT ATLAS ENERGY SOLUTIONS INC.
Overview
Atlas Energy Solutions Inc. (referred to herein as “Atlas,” the “Company,” “we,” “us,” “our” and like expressions) is a leading proppant producer and proppant logistics provider, serving primarily the Permian Basin of West Texas and New Mexico. We operate 12 proppant production facilities across the Permian Basin with a combined annual production capacity of 28 million tons, including both large-scale in-basin facilities and smaller distributed mining units. We manage a portfolio of leading-edge logistics assets, which includes our 42-mile Dune Express conveyor system, which is currently under construction and is scheduled to come online in the fourth quarter of 2024. In addition to our conveyor infrastructure, we manage a fleet of 120 trucks, which are capable of delivering expanded payloads due to our custom-manufactured trailers and patented drop-depot process. Our approach to managing both our proppant production and proppant logistics operations is intently focused on leveraging technology, automation and remote operations to drive efficiencies.
We are a low-cost producer of various high-quality, locally sourced proppants used during the well completion process. We offer both dry and damp sand, and carry various mesh sizes including 100 mesh and 40/70 mesh. Proppant is a key component necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells.
Our logistics platform is designed to increase the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. Proppant logistics is increasingly a differentiating factor affecting customer choice among proppant producers. The cost of delivering sand, even short distances, can be a significant component of customer spending on their well completions given the substantial volumes that are utilized in modern well designs.
We continue to invest in and pursue leading-edge technologies, including autonomous trucking, digital infrastructure, and artificial intelligence, to support opportunities to gain efficiencies in our operations. To this end, we have recently taken delivery of next-generation dredge mining assets to drive efficiencies in our proppant production operations. These technology-focused investments aim to improve our cost structure and also combine to produce beneficial environmental and community impacts.
While our core business is fundamentally aligned with a lower emissions economy, our core obligation has been, and will always be, to our stockholders. We recognize that maximizing value for our stockholders requires that we optimize the outcomes for our broader stakeholders, including our employees and the communities in which we operate. We are proud of the fact that our approach to innovation in the hydrocarbon industry while operating in an environmentally responsible manner creates immense value. Since our founding in 2017, our core mission has been to improve human beings’ access to the hydrocarbons that power our lives while also delivering differentiated social and environmental progress. Our Atlas team has driven innovation and has produced industry-leading environmental benefits by reducing energy consumption, emissions, and our aerial footprint. We call this Sustainable Environmental and Social Progress.
We were founded in 2017 by Ben M. “Bud” Brigham, our Executive Chairman, and are led by an entrepreneurial team with a history of constructive disruption bringing significant and complementary experience to this enterprise, including the perspective of longtime E&P operators, which provides for an elevated understanding of the end users of our products and services. Our executive management team has a proven track record with a history of generating positive returns and value creation. Our experience as E&P operators was instrumental to our understanding of the opportunity created by in-basin sand production and supply in the Permian Basin, which we view as North America’s premier shale resource and which we believe will remain its most active through economic cycles.
Our Corporate Information
Atlas is a publicly listed company and trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “AESI.”

Our principal executive offices are located at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, and our telephone number at that address is (512) 220-1200. Our website address is atlas.energy. Information contained on, or that is or becomes accessible through, our website does not constitute a part of this prospectus.
For additional information about our company, please read the documents listed under the heading “Incorporation of Certain Documents by Reference.”

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference from our 2023 Annual Report and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (other than, in each case, information furnished rather than filed) that we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the sections entitled “Incorporation of Certain Documents by Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
Except as otherwise provided in any applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of securities for general corporate purposes, which may include repayment of indebtedness, financing of future acquisitions and capital expenditures and additions to working capital.
Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in any applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
Atlas is incorporated in the State of Delaware. The rights of stockholders of Atlas are generally governed by Delaware law, as well as Atlas’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”). The following description of Atlas’s common stock, par value $0.01 per share (the “Common Stock”), and Atlas’s preferred stock, par value $0.01 per share (the “Preferred Stock”), is a summary and is qualified in its entirety by reference to the Charter and Bylaws.
General
Atlas’s authorized capital stock consists of 2,000,000,000 shares of stock, comprising: 1,500,000,000 shares of Common Stock and 500,000,000 shares of Preferred Stock. Unless Atlas’s board of directors (the “Board”) determines otherwise, Atlas issues all shares of its capital stock in uncertificated form.
Common Stock
Voting Rights
Holders of shares of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights
Holders of Common Stock are entitled to ratably receive dividends when and if declared by the Board out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding Preferred Stock.
Liquidation Rights
Upon Atlas’s liquidation, dissolution, distribution of assets or other winding up, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any outstanding shares of Preferred Stock.
Other Matters
The shares of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by Atlas. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.
Preferred Stock
The Charter authorizes the Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and issue from time to time one or more classes or series of Preferred Stock covering up to an aggregate of 500,000,000 shares. Each class or series of Preferred Stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders.
Anti-Takeover Effects of Provisions of Delaware Law and Atlas’s Organizational Documents
Charter and Bylaws
Provisions of the Charter and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in Atlas’s management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that Atlas stockholders might otherwise deem to be in their best interests.
Among other things, the Charter and Bylaws have:
•
established advance notice procedures regarding stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to Atlas’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Atlas’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

•
provided the Board the ability to authorize undesignated preferred stock. This ability makes it possible for the Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Atlas. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Atlas.

•
provided that subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances and the terms of the Amended and Restated Stockholders’ Agreement, dated October 2, 2023, by and between Atlas, AESI Holdings Inc., a Delaware corporation (f/k/a Atlas Energy Solutions Inc.) (“Old Atlas”), and the parties signatory thereto (the “A&R Stockholders’ Agreement”), the authorized number of directors may be changed only by resolution of the Board.

•
provided that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, and subject to the terms of the A&R Stockholders’ Agreement, be filled by the affirmative vote of a majority of directors then in office, even if such directors constitute less than a quorum.

•
provided that, subject to the terms of the A&R Stockholders’ Agreement, the Bylaws can be amended or repealed at any regular or special meeting of stockholders or by the Board.

•
provided that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series.

•
provided that, subject to the terms of the A&R Stockholders’ Agreement, each of the Charter and Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of then-outstanding common stock.

•
provided that special meetings of our stockholders may only be called by the Board (pursuant to a resolution adopted by a majority of the Board), the chief executive officer or the chairman of the Board.

•
provided for the Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Atlas because it generally makes it more difficult for stockholders to replace a majority of the directors.

•
provided that, subject to the terms of the A&R Stockholders’ Agreement, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then-outstanding Atlas capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office and such removal may only be for cause.

Authorized but Unissued Capital Stock
The Delaware General Corporation Law (the “DGCL”) does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which will apply so long as the common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Atlas by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of Atlas of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Provisions under Section 203 of the Delaware General Corporation Law
Section 203 of the DGCL (“Section 203”), subject to certain exceptions set forth therein, prohibits a Delaware corporation from engaging in any business combination (as defined in Section 203) with any interested stockholder (as defined in Section 203) for a period of three years following the date that the stockholder became an interested stockholder, unless:
•
the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

A corporation may elect not to be subject to Section 203. Under the Charter, Atlas has elected not to be governed by or subject to the provisions of Section 203.
Designation Rights
Among other things, the A&R Stockholders’ Agreement provides the right to designate nominees for election to the Board as follows:
•
so long as the Principal Stockholders (as defined in the A&R Stockholders’ Agreement) collectively beneficially own greater than 50% of the common stock, Ben M. Brigham, the Company’s Executive Chairman, or his affiliates will have the right to determine the size of the Board and designate all members of the Board, including the right to designate all individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of Atlas;

•
so long as the Principal Stockholders collectively beneficially own at least 35% but not greater than 50% of the common stock, Mr. Brigham or his affiliates will have the right to designate four members of the Board, including the right to designate four individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of Atlas;

•
so long as the Principal Stockholders collectively beneficially own at least 25% but not greater than 35% of the common stock, Mr. Brigham or his affiliates will have the right to designate three members of the Board, including the right to designate three individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of Atlas;

•
so long as the Principal Stockholders collectively beneficially own at least 10% but not greater than 25% of the common stock, Mr. Brigham or his affiliates will have the right to designate two members of the Board, including the right to designate two individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of Atlas; and

•
so long as the Principal Stockholders collectively beneficially own at least 5% but not greater than 10% of the common stock, Mr. Brigham or his affiliates will have the right to designate one member of the Board, including the right to designate one individual to be included in the slate of directors to be nominated by the Board for election by the stockholders of Atlas.
Additionally, each of the Principal Stockholders will agree to cause its respective shares of common stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Corporate Opportunity
Under the Charter, to the extent permitted by law:
•
the Principal Stockholders and their affiliates, and any member of the Board that is not also an officer of Atlas, have the right to, and have no duty to abstain from exercising such right to, conduct business with any business that is competitive or in the same line of business as we are, do business with any of our clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as we are;

•
if the Principal Stockholders or their affiliates, or any member of the Board that is not also an officer of Atlas, acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us; and

•
Atlas has renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.

Forum Selection
The Charter provides that unless Atlas consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring:
•
any derivative action or proceeding brought on Atlas’s behalf;

•
any action asserting a claim for a breach of a fiduciary duty owed by any of Atlas’s directors, officers, employees or stockholders to Atlas or its stockholders;

•
any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as either may be amended or restated), or as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, the Charter or Bylaws; or

•
any other action asserting a claim against Atlas that is governed by the internal affairs doctrine.

The Charter also provides that, unless Atlas consents in writing to an alternate forum, to the fullest extent permitted by applicable law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provisions contained in the Charter to be inapplicable or unenforceable in an action, Atlas may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.
Limitation of Liability and Indemnification Matters
The Charter limits the liability of Atlas’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•
for any breach of their duty of loyalty to Atlas or its stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
The Bylaws also provide that Atlas will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as Atlas’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.
Our Transfer Agent
Equiniti Trust Company, LLC (“EQ”) is transfer agent and registrar for Atlas’s common stock.
Listing of Common Stock
The common stock is listed on the NYSE under the symbol “AESI.”

DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary shares (either separately or together with other securities) representing fractional interests in our Preferred Stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the Preferred Stock related to the depositary shares, we will deposit the Preferred Stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of our Common Stock, Preferred Stock or any combination thereof. Warrants may be issued independently or together with our securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.
You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:
(1)
the number of securities purchasable upon exercise of the warrants and the price at which such securities may be purchased upon exercise of the warrants;

(2)
the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3)
the United States federal income tax consequences applicable to the warrants;

(4)
the amount of the warrants outstanding as of the most recent practicable date; and

(5)
any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of securities at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.
Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of securities, including the right to receive payments of any dividends on the securities purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION
We may use any one or more of the following methods when selling our securities under this prospectus:
•
underwritten transactions;

•
privately negotiated transactions;

•
exchange distributions and/or secondary distributions;

•
sales in the over-the-counter market;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
broker-dealers may agree with us to sell a specified number of such securities at a stipulated price per share;

•
a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•
short sales and delivery of shares of our Common Stock to close out short positions;

•
sales by broker-dealers of shares of our Common Stock that are loaned or pledged to such broker-dealers;

•
“at-the-market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

We may also sell our shares of common stock under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus.
We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the shares, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents. Shares covered by this prospectus may be sold in one or more transactions at a fixed price or prices, which may be changed, or at:
•
market prices prevailing at the time of any sale under this registration statement;

•
prices related to market prices; or

•
negotiated prices.

An agent may directly solicit, from time to time, offers to purchase the shares. Any such agent may be deemed to be an “underwriter” as that term is defined in the Securities Act. Any agents involved in the offer or sale of the shares and any commissions payable by us to these agents will be named and described in any applicable prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize any underwriters in the sale of shares in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the shares in respect of which this prospectus is delivered to the public. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize a dealer in the sale of the shares in respect of which this prospectus is delivered, we will sell those shares to the dealer, as principal. The dealer may then resell those shares to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
Offers to purchase shares may be solicited directly by any selling stockholder and the sale thereof may be made by any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale thereof. The terms of any such sales will be described in any applicable prospectus supplement relating thereto.
We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the shares, including liabilities arising under the Securities Act.
We may offer our shares into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act and on the terms described in the prospectus supplement relating thereto. Underwriters, dealers, and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.
In addition, we may enter into derivative transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, we may use shares pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).
In addition, we may otherwise loan or pledge shares to a financial institution or other third party that in turn may sell the shares short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our shares or in connection with a concurrent offering of other securities.
The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS
Vinson & Elkins L.L.P. will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Atlas Energy Solutions Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Atlas Energy Solutions Inc. appearing in the 2023 Annual Report (on Form 10-K) for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.
Certain estimates of our proven mineral reserves incorporated by reference in this prospectus and elsewhere in the registration statement were derived from the report of John T. Boyd Company, independent mining engineers and geologists, as of December 31, 2023, and have been included herein on the authority of John T. Boyd Company as experts with respect to the matters covered by such report and in giving such report.
Hi-Crush Inc.
The combined carve-out financial statements of Hi-Crush Inc. at December 31, 2023 and 2022, and for the years then ended, appearing in our Current Report on Form 8-K filed with the SEC on May 8, 2024, have been audited by Whitley Penn LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Certain estimates of Hi-Crush’s proven and probable mineral reserves incorporated by reference in this prospectus and elsewhere in the registration statement were estimated and compiled for reporting purposes by Hi-Crush’s reserve engineer and audited by John T. Boyd Company, independent mining engineers and geologists, as of December 31, 2023.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. We incorporate by reference the following documents that we have filed with the SEC (other than portions of these documents that were deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein):
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Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024;

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The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 29, 2024;

•
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024;

•
Our Current Reports on Form 8-K filed on February 14, 2024, February 27, 2024, March 5, 2024 (Two Filings), April 18, 2024, May 6, 2024 (Two Filings), and May 10, 2024 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01) and our Current Report on Form 8-K/A filed on May 8, 2024; and

•
The description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 4.2 to our 2023 Annual Report, and any amendment or any report subsequently filed for the purpose of updating such descriptions.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein), until all offerings under the registration statement of which this prospectus is a part are completed or terminated, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. The most recent information that we file with the SEC automatically updates and supersedes more dated information.
Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:
Atlas Energy Solutions Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512) 220-1200
Attn: General Counsel and Secretary

Atlas Energy Solutions Inc.
11,500,000 Shares of
Common Stock

PROSPECTUS SUPPLEMENT

January 30, 2025
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